Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-T

(Rule 14d-100)

ASPEN TECHNOLOGY, INC.
(Name of Subject Company (Issuer))

EMERSUB CXV, INC.
a wholly owned subsidiary of

EMERSON ELECTRIC CO.
(Names of Filing Persons (Offerors))

EMR HOLDINGS, INC.
EMR WORLDWIDE INC.
EMR US HOLDINGS LLC
(Names of Filing Persons (Other Persons))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$7,366,118,275.54	0.0001531	$1,127,752.71
Fees Previously Paid	$0		$0
Total Transaction Valuation	$7,366,118,275.54
Total Fees Due for Filing			$1,127,752.71
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$1,127,752.71

*
Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the sum of (i) 27,000,846 outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Aspen Technology, Inc. (“AspenTech”), which is the difference between 63,308,360, the number of outstanding Shares, and 36,307,514, the number of Shares beneficially owned by Emerson Electric Co. (“Emerson”) and its subsidiaries, multiplied by $265.00, (ii) 648,951 Shares issuable pursuant to outstanding “in-the-money” stock options, multiplied by $122.54 (which is the offer price of $265.00 minus the weighted average exercise price for such options of $142.46 per Share), (iii) 340,434 Shares issuable pursuant to restricted stock units with respect to Shares that are converted into cash or Emerson equity awards in the transaction multiplied by $265.00, and (iv) 155,308 Shares issuable pursuant to performance stock units with respect to Shares that are converted into cash or Emerson equity awards in the transaction multiplied by $265.00. The calculation of the filing fee is based on information provided by AspenTech as of February 3, 2025.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2025, issued August 20, 2024, by multiplying the transaction valuation by 0.0001531.